Exhibit 10.3

Date:	October 1, 2007
From:	John McNulty
To:	Vincent Schiavo
Re:	Separation and Release Agreement

We have made the difficult decision to terminate your position as Senior Vice President, Worldwide Sales effective October 5, 2007.

You will be paid your base pay through October 31, 2007 in lieu of notice, and for any unused, accrued vacation. Your earned MIP bonus will be paid on the October 31, 2007 payroll. Your medical benefits will be paid through October 31, 2007, as well. You will be notified of your rights to continue benefits for up to eighteen (18) months under COBRA. You have ninety (90) days from your termination date to exercise any vested stock options.

In addition, if you sign this Separation and Release Agreement, you will receive a lump sum payment of twelve months severance pay calculated on your base salary less required deductions, including deductions for applicable state and federal taxes. This lump sum payment will be made on January 15, 2008. The company will also continue your medical, dental, and vision (as applicable) by paying your COBRA premiums for twelve months. Following IRS rules, these costs will be added as income on your W2. If you become employed within this 12 month period and are entitled to equal or better benefits with your new employer, you agree to notify the company to terminate the continuation of COBRA benefits. You can continue your COBRA coverage at your own expense per federal guidelines. In addition, your stock options and/or restricted stock awards shall continue to vest during the six month period commencing November 1, 2007. You will have ninety (90) days from April 30, 2008 to exercise any vested stock options. In the event that an “Event” is announced (as defined in the 2002 Stock Incentive Plan) prior to April 30, 2008, and subsequently closes, your shares shall immediately become fully vested and nonforfeitable effective as of immediately prior to and contingent upon consummation of the Event.

You also agree to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Secure Computing or any of its employees, clients, consultants or licensees. Moreover, you agree for a period of twelve (12) months after your termination not to, directly or indirectly through others, solicit, recruit, or encourage any Secure Computing employees to leave their employment.

Immediately prior to your termination, please return to (and not keep in your possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment (including your laptop and hard drive), other documents or property, or reproductions of any aforementioned items developed by you during the course of your employment with Secure Computing or otherwise belonging to Secure. Please give the above items to Renee Kirk. You may keep your laptop provided that it is scrubbed of Secure Computing confidential and proprietary information.

Your signature below indicates that you hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which you have or may have against the Company and all its predecessors, successors, assigns, subsidiaries, officers, employees, and agents arising out of any action, conduct, decision, behavior, or events occurring to the date of your signature on this letter, except as is set forth below, including, but not limited to, the terms, conditions, and circumstances of your employment and the termination of your employment.

This letter extends to but is not limited to all claims, whether based on statutory or common law claims, for age, disability, or other forms of employment discrimination, including claims arising under or based on Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1967 as amended, the Older Workers Benefit Protection Act, the Equal Pay Act as amended, the Age Discrimination in Employment Act as amended, the Family Medical Leave Act of 1993, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the California Civil Code, the California Fair Employment and Housing Act and Labor Code section 201, et seq. and section 970, et seq., or any other applicable federal, state or local employment discrimination statute or ordinance. You further understand that this Release extends to but is not limited to all claims that you may have for wrongful discharge, defamation, assault, battery, negligent or intentional infliction of emotional distress, breach of contract, promissory estoppel, fraud, impairment of economic opportunity, or any other theory, whether legal or equitable.

You understand that California law includes Civil Code Section 1542 which says that releases usually do not apply to certain unknown claims. Specifically, Section 1542 of the California Civil Code states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You, being aware of this Code section, agree to waive any rights you may have under this Section, as well as under any other statutes or common law principles of similar effect.

This letter will not and does not impair or apply to any existing rights you have under present existing employee benefit plans of the Company or pursuant to this letter.

By signing below, you acknowledge that you fully understand and accept the terms of this letter and Release and represent and agree that your signature is freely, voluntarily and knowingly given. The terms of this letter and Release shall be open for acceptance by you for a period of forty-five (45) days after the date set forth above, during which time you may consider whether or not you accept the terms of this letter and Release and have had the opportunity to obtain the advice of legal counsel of your choice, and you are hereby advised to do so, with respect to the meaning and effect of the terms herein. You further understand that you have a right to rescind the terms of the Release for any reason within fifteen (15) days after the date you sign below. If you elect to rescind the terms of the Release, you shall provide written notice of this election to the Vice President of Human Resources, Secure Computing Corporation, Paul G. Hawes.

You are signing this Separation and Release Agreement in consideration of the severance the Company is providing.

I appreciate the contributions you have made to Secure Computing Corporation. I wish you success in all your future endeavors.

I understand and accept the terms of this Separation and Release Agreement.

Date